Exhibit 10(u)

The following table provides information relating to total compensation amounts paid to non-employee directors in 2007:

Director Compensation Table

Name	Year	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (3) (4)	Non-Equity Incentive Plan Comp.	Change in Pension Value and Nonqualified Deferred Comp. Earnings	All Other Comp. (5)	Total
Nina V. Fedoroff (6)	2007	$30,267	$46,632	$109,457	$—	$—	$8,488	$194,844
W. Lee McCollum (7)	2007	88,009	46,632	109,457	—	—	—	244,098
Avi M. Nash (8)	2007	63,126	46,632	109,457	—	—	—	219,215
William C. O’Neil, Jr. (9)	2007	69,720	46,632	109,457	—	—	—	225,809
Steven M. Paul (10)	2007	55,500	46,632	115,776	—	—	—	217,908
J. Pedro Reinhard (11)	2007	75,515	46,632	109,457	—	—	—	231,604
Timothy R.G. Sear (12)	2007	55,963	46,632	109,457	—	—	—	212,052
D. Dean Spatz (13)	2007	63,872	46,632	109,457	—	—	—	219,961
Barrett A. Toan (14)	2007	64,000	46,632	109,457	—	—	—	220,089

(1)	Amounts listed represent payments for meeting attendance, annual retainer and the reimbursement of travel expenses, which are described below under “Cash Compensation.”

(2)	Amounts listed represent the compensation cost for shares of our common stock that were awarded to non-employee directors on January 2, 2007. Each non-employee director as of January 2, 2007 received 1,200 shares of stock with a total fair value of $46,632 on the award date.

(3)	Represents the compensation cost of option awards, before reflecting assumed forfeitures, over the requisite vesting period, as described in Statement of Financial Accounting Standards No. 123(R), “Accounting for Stock-Based Compensation.” The amount includes compensation cost with respect to awards granted in previous fiscal years and the current fiscal year. Options granted to directors vest over a three-month period. Amounts reflected within the table are in excess of the amounts recognized in the consolidated financial statements due to the assumed forfeiture rate reflected in the consolidated financial statements.

(4)	On May 2, 2007, Ms. Fedoroff and Messrs. McCollum, Nash, O’Neil, Reinhard, Sear, Spatz and Toan each received 10,000 options that each had a total grant date fair value of $109,457.

(5)	Amounts listed represent consulting fees paid for services that have no relation to the individual’s role as a Director.

(6)	Nina V. Fedoroff resigned from the Board of Directors on August 6, 2007.

(7)	As of December 31, 2007, Mr. McCollum had 66,000 option awards outstanding and retained ownership of the 1,200 shares of common stock awarded to him on January 2, 2007.

(8)	As of December 31, 2007, Mr. Nash had 30,000 option awards outstanding and retained ownership of the 1,200 shares of common stock awarded to him on January 2, 2007.

(9)	As of December 31, 2007, Mr. O’Neil had 86,000 option awards outstanding and retained ownership of the 1,200 shares of common stock awarded to him on January 2, 2007.

(10)	As of December 31, 2007, Dr. Paul had 20,000 option awards outstanding and retained ownership of the 1,200 shares of common stock awarded to him on January 2, 2007.

(11)	As of December 31, 2007, Mr. Reinhard had 66,000 option awards outstanding and retained ownership of the 1,200 shares of common stock awarded to him on January 2, 2007.

(12)	As of December 31, 2007, Mr. Sear had 40,000 option awards outstanding and retained ownership of the 1,200 shares of common stock awarded to him on January 2, 2007.

(13)	As of December 31, 2007, Mr. Spatz had 86,000 option awards outstanding and retained ownership of the 1,200 shares of common stock awarded to him on January 2, 2007.

(14)	As of December 31, 2007, Mr. Toan had 66,000 option awards outstanding and retained ownership of the 1,200 shares of common stock awarded to him on January 2, 2007.

Exhibit 10(u) (continued)

Cash Compensation

Directors who are employed by the Company receive no compensation or fees for serving as a director or for attending board or committee meetings. Directors who are not employed by the Company receive cash and stock compensation, as described below.

[Except for Nina V. Fedoroff, each non-employee director received retainer fees of $40,000 in 2007 for being a member of the Board and its Committees. Ms. Fedoroff, who resigned from the Board in August 2007, received reduced retainer fees of $20,000.] In addition, each non-employee director also received a fee for his or her participation in Board and Committee meetings. The following table provides information related to the meeting fees paid to non-employee directors:

	Board of Directors	Audit Committee [(1)]	Compensation Committee [(2)]	Corporate Governance Committee [(2)]
Participation in person (3)	$3,000	$1,000	$1,000	$1,000
Participation via conference call	$1,500	$500	$500	$500

(1)	[During 2007, the Audit Committee Chairman received $4,000 for every meeting attended in person and $2,000 for every conference call in which he participated.]

(2)	[During 2007, the Compensation and Corporate Governance Committee Chairmen each received $2,000 for every meeting attended in person and $1,000 for every conference call in which they participated. ]

(3)	Non-employee directors participating in person at meetings also received reimbursement of travel expenses.

Stock Compensation

Pursuant to the Company’s 2003 Long-Term Incentive Plan, the Company currently provides non-employee directors with stock compensation as follows:

•	Newly elected directors will be granted options to acquire 20,000 shares of common stock upon the date of his or her initial election to the Board; and

•

Eligible directors serving on the Board on the day after any annual shareholder meeting, who have served on the Board for at least six months prior to the annual meeting, will be granted options to acquire 10,000 shares of common stock on such date.

•	Each non-employee director will be awarded 1,200 shares of common stock on January 1st of each fiscal year.

[Eight of the nine non-employee directors received options to purchase 10,000 shares of common stock in 2007. Since Dr. Paul had not served on the board for at least six months prior to the annual meeting, he did not receive options to purchase 10,000 shares of common stock the day after the meeting. If elected at the 2008 annual meeting, the seven continuing non-employee directors will receive options to purchase 10,000 shares of common stock the day after the meeting.] The option price per share is equal to the fair market value, or the closing stock price, of the common stock on the date the option is granted. No option will vest or may be exercised to any extent until the holder has continually served as a director for at least three months from the date of grant, provided that such options will vest and become exercisable upon termination of service by reason of death, disability or retirement, subject to the terms and conditions of the plan. The options expire ten years from the date of grant.

[Each non-employee director received 1,200 shares of common stock at January 2, 2007 and January 2, 2008.]